Exhibit 99.1

Cray Business Plaza 100 Commercial St., P.O. Box 130 Atchison, Kansas 66002-0130 913.367.1480 • 913.367.0192 (fax) www.mgpingredients.com	NEWS RELEASE

Contact:  Steve Pickman 913-367-1480

For Immediate Release

DON TRACY APPOINTED CFO AT MGP INGREDIENTS, INC.

ATCHISON, Kan., November 3, 2009—Tim Newkirk, president and chief executive officer of MGP Ingredients, Inc. (Nasdaq/MGPI) has announced the appointment of Don Tracy to the position of vice president of finance and chief financial officer effective Friday, Nov. 6.  Tracy’s business career spans over 30 years, more than half of which has been spent in senior level financial and executive management positions.  For the past nearly three years, he served as chief financial officer at Emery Oleochemicals, a global chemical manufacturer, and was based in Cincinnati.

In joining MGPI, Tracy succeeds Robert Zonneveld, who left the company to pursue other opportunities last April.  Since that time, the role has been filled on an interim basis by David Harbert, a partner of Tatum, LLC, an Atlanta-based executive services firm.

“We are very pleased and excited to welcome Don to our company,” Newkirk said.  “He brings a wealth of experience to his position here and will perform an essential role in not only overseeing our financial and accounting functions, but also in the development and execution of our corporate growth strategies.  Our company is fortunate to have someone of his caliber and expertise step into this very important role as we move forward driven by our commitment to consistently create value for all of our stakeholders, including customers, stockholders, employees and our community neighbors.”

Newkirk also commended Harbert for “the outstanding service he has provided to MGPI during these past several months.”  He called Harbert the “quintessential professional, who played a key role in helping us obtain a new line of credit while also contributing to the successful execution of many of our recent business transformation actions.”  He added: “David came to us at a very crucial time during our transformation process.  The guidance and assistance he provided were more than exemplary, and we will be forever grateful to him and his firm for the high level and extraordinary quality of work that he performed as interim CFO.”

Harbert will continue to assist at MGPI over the next two weeks as Tracy transitions to his new role at the Company.  “I am very elated to be joining MGP Ingredients at this important and exciting time in the company’s history,” Tracy said.  “The company’s recent transformation with a concentrated focus on providing value-added product solutions is a real success story.  It is with a great sense of gratitude and fortune that I have the opportunity to help build on this success and work with such an outstanding management team.”

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ADD 1—DON TRACY

Prior to his position at Emery Oleochemicals, Tracy served as chief financial officer at Briggs Industries, a worldwide manufacturer and distributor of kitchen and bath fixtures, at the company’s U.S. headquarters in Charleston, S.C., from 2005 to 2007.  Before that, he spent four years with the Tenaris Corp., a global producer of steel tubes, where he began as director of financial projects and subsequently was promoted to chief financial officer of Tenaris, North America.

Tracy’s previous experience included serving as senior vice president of the process improvement group of National City Corporation, Cleveland, from 1999 to 2001; senior manager of the strategic services unit at A.T. Kearney, Inc. in 1998; senior manager of performance improvement management consulting for Ernst &Young Consulting, for three years; and various positions with the Procter & Gamble Company from 1983 to 1993.  These included assignments as department manager of finance and investments in Procter & Gamble’s treasury division, and periods as chief financial officer of Procter & Gamble Peru, controller of Procter & Gamble Commercial Company, and a participant in the company’s management development program.  From 1979 to 1981, he served as an auditor with Deloitte & Touche.

Tracy earned a bachelor of science degree in accounting in 1979 at the University of Detroit, where he was the recipient of the Wall Street Journal award as the top graduating business school student.  He received a master’s degree in business administration with dual specializations in business economics and finance from the University of Chicago in 1983.

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